Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez Vice President-Corporate Relations, The GEO Group, Inc.	J. David Donahue Senior Vice President and President, GEO Corrections & Detention, The GEO Group, Inc.

George C. Zoley Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Ann M. Schlarb Senior Vice President & President-GEO Care, The GEO Group, Inc.

Brian R. Evans Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

OTHER PARTICIPANTS

Kevin McVeigh Analyst, Macquarie Capital (USA), Inc.	Michael Kodesch Analyst, Canaccord Genuity, Inc.

Tobey Sommer Analyst, SunTrust Robinson Humphrey, Inc.

Management Discussion Section

Operator

Good morning and welcome to the GEO Group Fourth Quarter 2015 Earnings Conference Call.  All participants will be in listen-only mode. [Operator Instructions] Please note this event is being recorded.

I would now turn the conference over to Pablo Paez. Please go ahead.

Pablo E. Paez

Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone and thank you for joining us for today’s discussion of the GEO Group’s fourth quarter and year-end 2015 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and our new President of GEO Corrections and Detention, Dave Donahue who replaced John Hurley who retired earlier this month after 18 years of service with GEO.

This morning we will discuss our fourth quarter and year-end results and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the Securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. Thank you for joining us on this call. In addition to Brian and – we’ve been joined today by our new President of GEO Corrections & Detention, David Donahue, who previously served as our Eastern Regional Vice President for the last seven years and who has over 36 years of correctional experience and has served in senior executive positions in both the public and private sectors.

We are very pleased with our strong fourth quarter results and our outlook for 2016, which reflect the continued organic growth of our diversified business segments of GEO Corrections & Detention and GEO Care.

During 2015, GEO Corrections & Detention accomplished several operational milestones with the integration of 6,500 owned beds it acquired from LCS Corrections and the activization of more than 8,700 beds at six facilities across a number of states including California, Texas, Oklahoma, Michigan, and Arizona.

These projects included the activation of three previously idle company-owned facilities. First, our 400-bed Mesa Verde Detention Facility in California was activated in March under a new agreement with the U.S. Immigration and Customs Enforcement. Our 1,940-bed Great Plains Correctional Facility in Oklahoma opened in June under a 10-year contract with the Federal Bureau of Prisons. And also in June, we activated our 1,748-bed North Lake Correctional Facility in Michigan under an agreement for the out-of-state housing of up to 675 Vermont inmates. The facility was also awarded a contract for the out-of-state housing for up to 1,000 inmates for the State of Washington.

Additionally, during the second half of 2015, we completed an expansion of projects at our Adelanto Detention Facility in California and our Karnes Residential Center in Texas, adding 640 beds and 626 beds at these two company-owned facilities respectively.

Finally, in Arizona, we successfully assumed management of the 3,400-bed Arizona State Prison in Kingman on December 1, under a seven-year contract with the Arizona Department of Corrections.

Our GEO Care division also had a very active year with the activation of a half-dozen new Day Reporting Centers in Louisiana, Illinois, and new in-custody treatment programs in North Carolina.

GEO Care’s 2015 results also reflect a new company leased 240-bed Residential Reentry Center in Newark, which was activated under a new contract with the State of New Jersey. Additionally, GEO Care was awarded a five-year contract late last year for the provision of community-based case management services under a new pilot program by the Department of Homeland Security for families going through the immigration review process.

GEO Care also experienced a rapid increase in the fourth quarter in the number of participants in its ISAP program with ICE which provides electronic monitoring and community supervision services for individuals going through the immigration review process.

All of these important milestones have continued to drive our strong financial performance and are representative of our ability to provide tailored real estate management and programmatic solutions to our customers across the entire spectrum of correctional services.

Internationally, we are continuing to develop the $650 million Ravenhall Correctional Facility from the State of Victoria in Australia, which as we have discussed in the past will include an $88 million investment by GEO. The facility is on schedule for completion in the fourth quarter of 2017. And subsequent to its completion, we will begin operating the facility under a 25-year contract. Once operational, the Ravenhall Facility is expected to generate approximately $75 million in revenues per year including payments for improved offender rehabilitation and reentry services.

The Ravenhall project will be the premier GEO Continuum of Care offender rehabilitation facility in the world. As the world’s largest provider of detention and correctional services in prison as well as in the community, we are pleased to have been successful in combining investments in government infrastructure with best-in-class social services.

Our strong financial results have been underpinned by our company’s diversification which has allowed us to capture growth opportunities across multiple market segments. Our investment strategy in developing industry-leading rehabilitation and reentry programs through our comprehensive GEO Continuum of Care has positioned GEO to pursue diversified growth opportunities, and we believe it has been a deciding factor in our ability to win new contracts and grow across all of our segments. The strength of our growth platform in our financial performance has allowed us to continuously enhance value for our shareholders. We are proud that our continued growth has allowed us to pay the highest dividend in our industry of $2.60 per share on an annualized basis, which currently represents less than 75% of our AFFO guidance for 2016.

At this time, I would now like to turn the call over to Brian Evans.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George, and good morning to everyone. As disclosed in our press release  today, we reported adjusted funds from operations for the fourth quarter of 2015 of $0.97 per share, which represents a 20% year-over-year increase. We reported EPS for the fourth quarter of $0.59 per share, which represents a 13% year-over-year increase.

Our revenues for the fourth quarter 2015 increased to approximately $500 million from $428 million a year ago. Our construction revenue for the fourth quarter 2015 was $40 million, which came in $15 million lower than our guidance of $55 million. As a reminder, our construction revenue is related to our Ravenhall project in Australia and has little or no margin. Without construction revenue, our operations revenues were in line with our previous expectations. For the fourth quarter 2015, we reported NOI of approximately $143 million or a 16% increase over prior year.

Compared to fourth quarter 2014, our fourth quarter was – 2015 results reflect the reactivation of the 400 bed Mesa Verde Detention Facility in California in March of 2015, the reactivation of the 1,940-bed Great Plains and the 1,748-bed North Lake Correctional facilities in June of 2015, the activation of the 640-bed expansion of the Adelanto Detention Facility in July of 2015, the activation of the 626-bed expansion of the Karnes Residential Center in December 2015, the new GEO Care contract with the Department of Homeland Security for case management services in November of 2015, and the acquisition of approximately 6,500 owned beds from LCS Corrections in February of 2015. $40 million in construction revenue compared to $17 million in construction revenue in the fourth quarter of 2014. These revenues for both periods are associated with our Ravenhall Prison project in Australia.

Moving to our guidance for 2016. We expect total revenues for the full year to be in a range of $2.18 billion to $2.2 billion, including approximately $278 million in construction revenue related to the Ravenhall project. Our full year AFFO is expected to be in a range of $3.52 to $3.62 per share and we expect full year EPS to be between $1.94 and $2.04. Our EPS guidance is impacted by approximately $5 million in incremental non-cash interest expense related to our Ravenhall project in Australia.

For the first quarter 2016, we expect total revenues to be in a range of $534 million to $539 million, including approximately $63 million in construction revenue related to the Ravenhall project.

Our first quarter 2016 AFFO is expected to be in a range of $0.82 to $0.84 per share and we expect EPS for the first quarter 2016 to be between $0.43 and $0.45 per share, which reflects $0.01 to $0.02 per share of startup expenses related to the activation of the Arizona State Prison in Kingman.

Compared to our fourth quarter 2015 results, our first quarter 2016 guidance reflects $0.08 per share to $0.09 per share in additional employment tax as a result of normal seasonality in unemployment taxes which are frontloaded in the first quarter of each year, as well as normal seasonal fluctuations in federal populations.

Additionally, our fourth quarter 2015 results reflect a one-time positive impact to earnings related to the timing of the activation of GEO Care’s family case management contract with ICE as well as the expansion of the Karnes Center. This was incremental to the recurring earnings contribution from these two projects.

This benefit was offset by approximately $4.6 million in one-time exit charges related to non-core operating leases, which were reflected in G&A expenses for the fourth quarter 2015.

With respect to our liquidity position, we continue to have ample borrowing capacity of approximately $170 million under our revolving credit facility in addition to an accordion feature of $350 million under our credit facility and approximately $60 million in cash on hand.

With respect to our uses of cash, we expect our project in growth CapEx to be approximately $30 million in 2016 and we have approximately $17 million with scheduled annual principal payments of debt. As it relates to our dividend payments, as we announced a couple of weeks ago, our board has declared a quarterly cash dividend of $0.65 per share or $2.60 annualized, which currently represents a payout of less than 75% of 2016AFFO guidance.

As we have expressed to you in the past, our board remains committed to returning value to our shareholders by targeting an annual dividend payout of at least approximately 75% and we will review our dividend payment on an annual basis at a minimum.

Finally, for those investors new to GEO, I’d like to briefly touch upon what we believe are our company’s attractive investment characteristics which are underpinned by our real estate portfolio of company-owned facilities which have a physical useful life as long as 75 years or longer. We currently own or lease approximately 70% of our facilities worldwide and we have stable and sustainable income through increasingly longer term contract arrangements. We have a diversified base of investment grade customers, government customers, and have historically enjoyed occupancy rates in the mid-to high-90%s and customer retention rates in excess of 90%.

With that, I will turn the call to David Donahue for a review of our market opportunities.

J. David Donahue

Senior Vice President and President, GEO Corrections & Detention, The GEO Group, Inc.

Thanks, Brian, and good morning to everyone. I’d like to address recent project activations and contract wins, major contract rebids, and select publicly-known business development opportunities. GEO is the largest detention operator for the U.S. Federal Government Agencies including the Federal Bureau of Prisons, U.S. Immigration and Customs Enforcement, more commonly referred to as ICE, and the U.S. Marshal Service.

Our business relationships with these three federal agencies now spans three decades. Additionally, we provide correctional facilities for 10 states including Florida, Georgia, Louisiana, Oklahoma, Arizona, New Mexico, California, Vermont, Virginia, and Indiana. Our business relationships with our state customers began in the mid-1980s and now involve more than 20 facilities that are almost all medium-security or higher.

With respect to international business, GEO is the only U.S. publicly traded company providing corrections and detention services overseas. We presently operate in the UK, Australia, and South Africa.

As it relates to our recent project activations, during the fourth quarter 2015, we completed the development of a $32 million expansion to our company-owned Karnes ICE Residential Center, increasing the capacity up to 1,158 beds. The center began operating with a new fixed monthly payment under a new five-year contract which was effective on November 1, and will result in approximately $57 million in annualized revenues.

Additionally, the State of Texas has completed the rules promulgation process with respect to the licensing of family residential centers. This process is only an added step to the standards of compliance the center already adheres to under ICE’s family residential standards.

Presently, the center operates as a short-term processing facility and this licensing process will allow for longer lengths of stay. We will be submitting our license application on March 1, and expect the process to take 45 days to 60 days, after which the center will be one of the few, if not the only licensed family residential facility in the United States. In Arizona, we successfully assumed management of the 3,400-bed Arizona State Prison in Kingman, under a seven-year managed-only contract with the Arizona Department of Corrections effective December 1.

The Kingman facility initially housed approximately 2,000 inmates at the beginning of December and has been ramping up under a fixed intake schedule and fixed monthly pricing. We expect the ramp-up process to be completed by the end of the first quarter, achieving 3,400 beds. At full occupancy, the facility is expected to generate approximately $73 million in gross annualized revenues, including $24 million for debt service payments resulting in a net annualized revenues to GEO of approximately $45 million.

These two project activations during the fourth quarter are in addition to the 2015 operational milestones previously discussed by George, which included the reactivation of three previously idle company-owned facilities: Our 400-bed Mesa Verde facility in California; our 1,940-bed Great Plains facility in Oklahoma; and our 1,748-bed North Lake facility in Michigan, as well as the integration of 6,500 owned beds we acquired from LCS Corrections one year ago.

Additionally, in the early part of the first quarter of this year, we completed the transition of our new population from ICE for the South Louisiana Correctional facility to the Pine Prairie facility in order to better align the mission of the facilities we acquired from LCS.

Moving now to major contract rebids. As we have previously discussed, the Bureau of Prisons had issued Criminal Alien Requirement 16, or better known as CAR 16. The CAR 16 procurement involves the rebid of several contract facilities, totaling more than 10,000 beds with contracts that expire during 2017. The procurement includes our company-owned 3,500-bed Big Spring Correctional Center in Big Spring, Texas.

CAR 16 also includes the 3,600-bed Reeves County Detention Complex which is owned by Reeves County, Texas. Reeves County has two separate contracts with the Bureau of Prisons involving 3,600-beds. GEO is a subcontractor to Reeves County and provides management services under a fee-only arrangement for the provision of approximately two dozen management positions. All other employees of the Reeves Complex are employees of Reeves County.

CAR 16 proposals were submitted last year and contract awards are expected in late 2016 with new contracts to go into effect in the first half of 2017. With respect to future growth opportunities, we currently have approximately 3,000 beds in idle facilities and have several active efforts to redeploy this available capacity.

There are a number of publicly known opportunities in the U.S. and overseas we are currently pursuing, totaling several thousand beds. And we are also exploring a number of non-public opportunities that relate to both project development and potential asset purchases. At the federal level, ICE has issued a procurement for a 1,000-bed detention center in the Houston, Texas area. This is a rebid of the Houston ICE Processing Center. This RFP requires proposed facilities to be within a 50-mile radius of the ICE Houston office, comply with the most recent ICE detention standards, and provide extensive ICE offices and support areas.

Moving to public opportunities at the state level. Several states continue to face capacity constraints and inmate population growth. And many of our state customers require additional beds as aging, inefficient prisons need to be replaced with new, more cost-efficient facilities. For instance, in the states where we currently operate, the average age of state prisons range from approximately 30 years to 60 years. There are several states, including Arizona, Oklahoma, Ohio, and others which are considering public-private partnerships for the housing of inmates as well as the development and operation of new and replacement correctional facilities.

In Arizona, the state recently awarded a contract for 1,000 existing beds under our previously issued RFP. And we believe there will be a need for additional correctional beds. In Oklahoma, the state had previously issued a request for proposal for up to 2,000 beds at in-state facilities. While this particular procurement did not move forward, we believe the State of Oklahoma continues to have a need for new and replacement beds.

In Ohio last year, the legislature approved the sale of a state-owned prison totaling 2,700 beds. This opportunity would represent the second such sale of a corrections asset for the State of Ohio. With respect to our international markets, our GEO Australia subsidiary has continued to work on our project for the development and operation of the new 1,300-bed Ravenhall Prison near Melbourne. This large-scale project is expected to be completed in late 2017 and will provide an unprecedented level of in-prison and post-release rehabilitation programs.

The Ravenhall facility will have a unified commitment to providing innovative approaches to reducing re-offending through our GEO Continuum of Care. This project is being developed under a public/private partnership, and GEO will make an investment of $88 million with expected returns on investment consistent with our company-owned facilities.

The contract is expected to generate approximately $75 million in annualized revenues for GEO under a 25-year contract with the State of Victoria.

At this time, I’ll turn the call over to Ann for the review of our GEO Care segment. Ann?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Thank you, Dave, and good morning, everyone. As you may remember, our GEO Care segment is comprised of four divisions: Our GEO Reentry division manages 21 halfway houses totaling over 3,000 beds and 64-day reporting centers nationwide with more than 4,000 participants. Our Youth Services division oversees 12 residential facilities with approximately 1,300 beds and seven non-residential programs with approximately

1,200 participants. Our BI division tracks approximately 139,000 offenders under community supervision, including 89,000 individuals through an array of technology products including radio frequency, GPS and alcohol monitoring devices. Finally, our GEO Continuum of Care division oversees the integration of our industry-leading evidence-based rehabilitation programs, both in prison and through our community-based and post-release services.

As we have discussed in the past, we are enthusiastic about the opportunity to expand our delivery of offender rehabilitation services through the GEO Continuum of Care, which we believe is in line with current criminal justice reform efforts. We view these efforts as positive, and we believe that the emphasis on offender rehabilitation and community reentry programs as part of criminal justice reform will create growth opportunities for our company.

Each of our divisions continues to pursue several new growth opportunities. GEO Reentry continues to work with existing and prospective local and state correctional customers to leverage new opportunities in the provision of community-based reentry services in both residential facilities and non-residential day reporting centers.

As George mentioned, during 2015, we activated six new day reporting centers in Louisiana and Illinois as well as two new in-custody treatment programs in North Carolina. These new contracts represent approximately $4 million in annualized revenues.

With respect to our residential reentry centers, our 2015 results reflect our new company-leased 240-bed residential reentry center in Newark. This new center was activated under a contract with the State of New Jersey and represents approximately $5.5 million in annualized revenues.

Additionally, we are competing on several new residential reentry center opportunities for state and federal agencies, new day reporting centers in several states including California, Colorado, Louisiana, and Pennsylvania, and additional in-custody programs in North Carolina. These new opportunities total more than $5 million in potential annualized revenues.

Our Youth Services division continues to work towards maximizing the utilization of our existing asset base and has continued to undertake several marketing initiatives to increase the overall utilization of our existing Youth Services facilities. Our Ohio and Texas facilities experienced a strong census in 2015 and we also experienced an increased census in Colorado as compared to the prior year’s utilization. We are continuing to pursue additional referrals to our Pennsylvania facilities and are looking to expand our community programs in Ohio.

Finally, our BI subsidiary continues to market its supervision and electronic monitoring services to local, state, and federal correctional agencies nationwide. In 2015, BI completed the acquisition of SOBERLINK, a leading provider of mobile breath alcohol monitoring devices. BI is also currently bidding on new business opportunities in the District of Columbia, as well as other jurisdictions.

With respect to our contract for the Intensive Supervision Appearance Program or ISAP, we have been ramping up the program from 23,000 participants in early 2014 to over 44,000 participants today. The program is on track to achieve ICE’s objective of 53,000 participants by the end of 2016, according to Congressional testimony last year.

Similar to this important contract, during the fourth quarter last year, GEO Care entered into a new five-year contract to provide community-based case management services under a pilot program by the Department of Homeland Security for families going through the immigration review process. This new contract represents approximately $11 million in annualized revenues and is indicative of GEO Care’s leadership in the provision of community-based and case management programs through our comprehensive GEO Continuum of Care. GEO Care currently has relationships with local community providers throughout the country and will solidify and expand this network in order to provide comprehensive services under this new contract.

At this time, I’ll turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. In summary, we are very pleased with our strong financial performance to close the year. During 2015 we achieved several important milestones with the activation of new and expansion projects totaling more than 8,700 beds, the integration of 6,500 beds acquired from LCS Corrections and continued growth in our GEO Care segments. All of these milestones have positioned GEO to achieve significant growth and continue to enhance shareholder value in 2016. This new organic growth activity is the most significant that we have experienced in some time and it is indicative of our company’s ability to provide tailored, real estate, management and programmatic solutions to our customer base.

Our diversified growth and investment strategies have positioned GEO as the world’s largest private provider of corrections, detention and offender rehabilitation services. We remain focused on pursuing new growth opportunities and are enthusiastic about the opportunity to expand our delivery of offender rehabilitation services through our GEO Continuum of Care platform, which we believe gives our company a competitive advantage when pursuing new projects across the entire spectrum of correctional and reentry services.

As a REIT, GEO is focused on providing essential real estate solutions to government agencies in the field of detention, corrections, and post-release facilities. But additionally, as a service provider, our commitment is to be the world’s leader in the delivery of offender rehabilitation and community reentry programs, which is consistent with the criminal justice reform efforts that emphasize rehabilitation and community reentry programs for offenders.

We view these efforts as positive attributes for our company as evidenced by the continued growth of our diversified segments and we believe that our platform of correctional and rehabilitation services better positions GEO to capture future growth.

We believe that these opportunities will continue to enhance value for our shareholders and we are proud that our continued growth has allowed us to pay the highest dividend in our industry of $2.60 per share on an annualized basis, which currently represents less than 75% of our AFFO guidance for 2016.

This concludes our presentation. And we would now like to open the call to your questions. [Operator Instructions]

Question And Answer Session

Operator

Our first question comes from Kevin McVeigh at Macquarie.

Kevin McVeigh

Analyst, Macquarie Capital (USA), Inc.

Great. Thanks. Hey, congratulations. Hey, just a couple quick housekeeping. How much did – just to have it clear, the timing of the fourth quarter, Brian, the positive impact, was that totally offset by the $4.6 million in one-time charges that have basically offset each other?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Pretty close.

Kevin McVeigh

Analyst, Macquarie Capital (USA), Inc.

Okay. But [indiscernible] (31:34). And then the Ravenhall revenue, the $15 million, did that get pushed into Q1 or does that work its way through 2016?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yeah. I don’t think it necessarily goes directly to Q1, but it does – the size of the project hasn’t changed, so that revenue will get recognized in the future. It’s just the timing of the actual work being completed to what was originally projected.

Kevin McVeigh

Analyst, Macquarie Capital (USA), Inc.

Got it.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

It will be sometime in 2016, which is included in our estimate of the $278 million for construction revenue that we’ve forecasted for Ravenhall for 2016.

Kevin McVeigh

Analyst, Macquarie Capital (USA), Inc.

Got it. Got it. And then, in terms of the 6,500-beds from LCS, where are we in terms of utilization on them? And any sense of how that kind of scales through 2016?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I don’t have a percentage count, but the overwhelming majority of the beds are being in use now. As you heard David Donahue say earlier, we are reconfiguring some of the facilities to be more in line with what the clients’ needs are and we’re fixing up some of the other facilities to get a better utilization of those beds.

Kevin McVeigh

Analyst, Macquarie Capital (USA), Inc.

Got it. And then George or Brian, any sense from a margin perspective as some of these – as the utilization scales at a high level, how should we think about kind of margin progression in 2016 into 2017 as the utilization, can you just confirm here?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, I think for most of the projects that we’re bringing online, the margins are better historically than the company’s experience because their own facilities – other than the Kingman facility, which is a managed-only contract and has margins more aligned with that.

Also, the ramp-up, as George mentioned and also talked about on the ISAP contract has better margins. So I think you are seeing the margins improve a little bit on into 2016. And I think as we continue to bring on our own projects some of the new business that we’ve talked about, we will continue to see that improvement.

Kevin McVeigh

Analyst, Macquarie Capital (USA), Inc.

Got it. Okay. Thanks again.

Operator

The next question is from Tobey Sommer at SunTrust.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you. George, I’m curious, could you update us on the opportunity for asset purchases, or kind of outright real estate deals as you see it in 2016?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, we only talk about the ones that are in the public domain, obviously. The one I can talk about is the Ohio opportunity, and that procurement process has yet started for a single facility. But we believe there will be other opportunities around the country similar to that.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

If we look out in a couple – or maybe even three years, do you think that you’ll – that the company will have a revenue stream associated with kind of pure real estate deals?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think so. I think the trend line for us and our industry is more ownership opportunities. That’s what Brian expressed moments ago about what our growth was last year. And I think the ownership business model will continue to grow and we’ll probably see less of the managed-only facilities. And in part, I think that’s going to be attributable to the aging of the governmental sector facilities which are 50 years, 60 years, 70 years, 80 years old and will need to be replaced. And the private sector has the ability to provide the financing for those facilities and obviously provide the operation as well as the financing and development of those facilities.

So I think the turnkey package will play very favorably as states consider how to use their scarce resources. And the decision is too often one in which they have to decide between corrections and the education system as to where to put their capital resources. And I think the private sector provides them with an opportunity to place most of their capital resources in the education sector and deferring to the private sector to provide the development, financing, and operation of correctional facilities in the future.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

I apologize if you mentioned this in your prepared remarks. If you did, I missed it. Is the – the surge that we’ve seen so far of [indiscernible] (36:56) alien minors and families across the southwest border in the last several months, is that driving more demand for the remote monitoring services at BI?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yes, it is. As I think Ann said, last year we were at approximately 24,000 people under that monitoring program, and today we’re at 44,000 and projected to go possibly to the upper limit of 57,000.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. Thank you very much. Sorry, I missed that. And then, Brian, I just had a numbers question. What is the known construction revenue beyond this year? If you could kind of do that just for modeling purposes in the out-years? Thanks.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

In 2017, it’s probably about the same as 2016, so another $275 million to $300 million. And it should complete for the most part in 2017 because the facility opens in, I think fall of 2017. So it might be a little less. I’d say $240 million to $275 million.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. Thank you very much. [Operator Instructions]

Operator

Our next question comes from Michael Kodesch at Canaccord Genuity.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Hey. Good morning and congrats, David, and good luck in your new role. I just wanted to – I guess I wanted to start with the big picture here. In terms of sentencing reform, whether it be political rhetoric or otherwise, I guess I was just kind of wondering what jurisdictions you’re seeing right now where that may be more on the forefront, whether it be the state level or the federal level. Thanks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think at the state level, California probably is in the headlines more so than any other state with regard to possible sentencing reform. And I think they are still trying to formulate what it is that they want to do because they’ve already sent about 30,000 level 1 offenders to the counties, and counties are fairly full at this time.

At the federal level, the BOP recently released I think several thousands of inmates, approximately 6,000, and may release approximately the same number over a 2-year or 3-year period. So these reforms are going on, but they are fairly modest, and they don’t seem to have impacted us in any meaningful way. The BOP in particular, we received our first pro rata reduction, but increasingly the BOP contracts are fixed price, and they are not subject to census sensitivity because of that.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Okay. I think what’s also have been in the headlines recently with Clinton’s speech most recently was the possibility of the – ending family centers, family detention. I was just kind of wondering, just to share up here, what your exposure is on an EBITDA basis to family centers? Thanks.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, Michael, we don’t.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

We don’t reveal.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

We don’t disclose the revenue related to that facility. We don’t typically disclose what the occupancy, or what the EBITDA level is of our individual contracts. So we’ve provided the revenue, I think is about $50 million on an annualized basis.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Okay.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

And we believe this program has been very critical to the current democratic administration and will be supported by a republican administration. So there’s bipartisan support of this program, because it kind of means, if you eliminate that program, anybody who comes across the border of the family is okay to stay. And I think there’s very little support for that concept.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

That’s fair enough. Okay. And then I guess just moving to the balance sheet, a question for Brian. Just kind of given what’s going on in the debt and CMBS markets here, are there any thoughts on the current leverage level, or do we had any change to leverage targets and/or strategy?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

No. We’re comfortable, as we said historically running between 4.5 times, 5 times leverage. And I think for the quarter, we’ll end up at about 4.8 times or 4.9 times. We’ll continue to monitor the markets. There’s still big demand for our notes in our debt. So as the time is appropriate, if we need to go and consider taking out the existing notes that are callable this February, the ones that are at 6.625 coupon. So it’ll just be a matter of monitoring the market and our capital needs and moving the quarterly (42:41) based on that.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Excellent. That’s all for me. Thanks, guys.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to George Zoley for closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, thank you for your questions and we look forward to addressing you on our next conference call.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.